FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Tara Carraro 203-352-8625

WWE® Reports 2014 Results
With Q4 Earnings Growth that Exceeds Expectations

STAMFORD, Conn., February 12, 2015 - WWE (NYSE:WWE) today announced financial results for its fourth quarter ended December 31, 2014. Revenues for the quarter increased 19% to $140.5 million from $118.4 million in the fourth quarter last year. For the quarter, the Company reported a Net loss of $1.6 million, or $0.02 loss per share, as compared to a Net loss of $7.9 million, or $0.10 loss per share, in the prior year quarter. The revenue increase was driven by the Network and Television segments with earnings growth driven primarily by the rise in television rights fees. Excluding items affecting comparability, Adjusted OIBDA increased to $5.1 million from a loss of $5.6 million and Adjusted Net loss was $0.6 million, or $0.01 loss per share, as compared to a Net loss of $7.9 million, or $0.10 loss per share, in the prior year quarter.

“During the quarter, we remained focused on growing WWE Network, which surpassed 1 million subscribers in January 2015, just 11 months after launch.  Subscriber growth was driven by a successful free November promotion, the launch of the service in the UK and the strength of our Royal Rumble event,” stated Vince McMahon, Chairman and Chief Executive Officer.  “We believe that our 2015 road map provides significant opportunities for growth, as we continue to execute well, innovate faster and expand WWE Network, the single greatest opportunity to transform WWE’s business model.”

“In the fourth quarter, we continued to execute our WWE Network strategy, and we generated earnings growth driven by the escalation of our television rights fees. For the quarter, our adjusted OIBDA surpassed our most recent public guidance associated with an average of 721,000 paid subscribers,” added George Barrios, Chief Strategy & Financial Officer. “Over the year, key brand metrics remained strong. Raw and SmackDown TV ratings increased 2% and 3%, respectively. Consumption of WWE content on YouTube increased more than 80% to approximately 3.9 billion video views and our social media presence grew more than 80% and recently surpassed 450 million followers. Importantly, we believe that we have reached a financial inflection point. In 2015, we expect year-over-year Adjusted OIBDA growth in every quarter, with growth driven by the performance of WWE Network, the escalation of our television rights fees as well as continued innovation across our businesses.”
WWE Network Update: Fourth Quarter Highlights
Network segment revenues increased 64% from the prior year quarter and 33% from the prior year reaching a ten-year peak with the launch of WWE Network. During the quarter, reflecting management’s belief in the broad appeal of WWE Network content, the Company introduced a simplified price plan at $9.99 per month with no commitment (cancel at any time) and migrated current subscribers to this plan in December. As part of its network strategy, the Company also continued to feature premium live and original content, such as its pay-per-views, increased its comprehensive video-on-demand library to more than 2,700 hours, and rolled out new "resume play" and “watch list” features across all WWE Network platforms. After making WWE Network available in international markets in August, the network continued to grow its global subscriber base.

•
WWE Network added 85,000 subscribers during the quarter, representing a 12% increase from September 30, and reached 816,000 subscribers at year-end. The subscriber growth reflected the acquisition of 336,000 subscribers, which was 17% above the gross subscriber additions in the preceding quarter.

•
Fourth quarter subscriber performance demonstrated the efficacy of the Company’s free trial offering in November and underscored the impact sampling could have on subscriber growth. The November promotion attracted approximately 242,000 trial subscribers.

•	The U.S. version of WWE Network was made available in more than 170 countries and territories beginning August 12, 2014. At year-end, WWE Network had approximately 44,000 international subscribers.

•
WWE Network’s compelling live and new original content continued to drive viewer engagement. During the quarter, WWE’s NXT Live program, which features the Company’s emerging talent, attracted increased viewership and social media activity as well as fueled e-commerce merchandise sales. Also exemplifying the power of live content, a network special with Vince McMahon and Stone Cold Steve Austin® was among the most watched original programs on the network, generated social media activity that was among the top 10 worldwide trending topics on Twitter during the program.

•
As the WWE Network subscriber base has grown, the network continues to cultivate a high level of satisfaction and subscriber engagement. Viewer data indicates that, on average over 2014, close to 90% of subscribers accessed WWE Network at least once per week and 90% of subscribers are satisfied with WWE Network.

WWE Network Update: Future Plans
The Company will continue to execute a five-part strategy to attract subscribers, including making the network available in new geographies, executing high impact customer acquisition and marketing programs, creating new content, expanding distribution platforms, and developing new features.

•
WWE Network hits 1 million subscribers: On January 27, 2015, the company announced that WWE Network had surpassed 1 million subscribers[1] just 11 months after launch. These results represent a 37% increase (24% domestically) in subscribers since last reported at the end of third quarter 2014, driven primarily by a successful free November promotion, the launch of the service in the UK and significant additions for the Royal Rumble pay-per-view event. Through January 27, WWE Network had attracted more than 1.4 million unique subscribers with 71% of these subscribers active as of that date.

•
WWE Network available in the U.K and Ireland: The Company continues to broaden the global distribution of WWE Network. WWE Network was made available in the UK on January 19 for £9.99 per month and Ireland for €12.99 per month with no commitment and the ability to cancel any time.

•
Sampling - February Free: Based on the successful execution of the network’s free trial offering in November, all new subscribers who register for the network in February will receive the month of February for free, including the opportunity to watch WWE Fast Lane live on Sunday, February 22.

•
Expanded WWE Network Distribution in Canada, the Middle East and North Africa:  Rogers Communications, the Company’s exclusive network distribution partner in Canada, has reached agreements with Cogeco Cable Canada, Eastlink, Shaw and Shaw Direct, TELUS Optik TV and TELUS Satellite, and Videotron, ensuring WWE Network will be available nationally in Canada before WrestleMania (March 29).  In addition, the Company has reached an agreement with OSN, the leading pay-TV network in the Middle East and North Africa, to distribute WWE Network in the region as a premium linear channel, launching before WrestleMania.

(1) Subscriber numbers in UK/Ireland are subject to local consumer protection laws and regulations governing fee charges.

•
New Content / Product Features: The Company is evaluating opportunities to expand the range of original network programming to include more exclusive live specials with sought after interviewees, talk shows, animation, and short-form content. To highlight debuting programs and identify the most popular content on the network for subscribers, the Company plans to roll out additional content carousels in the first half of 2015.

2015 Business Outlook
The rate of WWE Network subscriber adoption is a critical determinant of the Company’s projected future financial performance. The tables below outline ranges of potential Company performance for 2015 at different subscriber levels (Reconciliation of Operating Income to Adjusted OIBDA can be found in the Supplemental Information included in this release).
The Company is maintaining its 2015 Business Outlook at various subscriber levels as released on October 30, 2014. The 2015 Adjusted OIBDA table (below) is consistent with the previously provided business outlook.

Total Company - Adjusted OIBDA (in millions)

Average Paid Subscribers[1,2]	2015 Q1
800	$0 - $5
850	$1 - $6
900	$2 - $7
950	$4 - $9
1,000	$5 - $10

Average Paid Subscribers[1,2]	2015
500	($10) - $10
1,000	$45 - $65
1,500	$100 - $120
2,000	$155 - $175
2,500	$210 - $230

(1) Average paid subscribers shown in thousands. The average number of paid subscribers over the 12-months of 2014 was approximately 567,000. This 12-month average is below the average for the 2014 period in which WWE Network was operative (WWE Network was launched on February 24, 2014).

(2) The Company believes that the range of average paid subscribers shown above for the first quarter 2015 represents a range of potential outcomes; however, the average paid subscribers the Company will achieve over the full year 2015 is unknown. The range of average subscribers over the full year 2015 has been provided for illustrative purposes rather than as guidance, and has not be updated or changed since it was initially presented (July 31, 2014).
Basis of Presentation
During the first quarter of 2014, the Company launched WWE Network, which changed the way that certain content is delivered to our customers. In conjunction with this change, management reevaluated the way it manages and reports the business. The launch of WWE Network coupled with the continued convergence within the media landscape has resulted in a change in the Company’s management reporting to its chief operating decision maker. These changes necessitated a change in the Company’s segment reporting to align with management’s operational view. The Company now classifies its operations into ten reportable segments, which include the following:  Network (which includes our pay-per-view business), Television, Home Entertainment and Digital Media, individual segments that comprise the Media Division; Live Events; Licensing, Venue Merchandise, WWEShop, individual segments that comprise the Consumer Products Division; WWE Studios and Corporate and Other.
Comparability of Results
For the fourth quarter of 2014, results included $1.5 million in film impairment charges primarily related to the expected performance of the movie, Oculus, which was released theatrically in April 2014.

For the full year 2014, results also included a one-time pre-tax restructuring charge of $4.2 million comprised of severance and other costs ($2.4 million recorded in operating expenses and $1.8 million in depreciation expense), a $4.0 million impairment of an equity investment, and a $1.6 million adjustment to reduce the carrying value of the old corporate aircraft to its estimated fair value in conjunction with the sale of this asset, which occurred during the third quarter 2014. For the full year 2013, results included $11.7 million in film impairment charges and an approximate $3.4 million positive impact from the transition of the Company's video game business to a new licensee in 2013.

In order to facilitate an analysis of financial results on a comparable basis, the Company's results have been adjusted where applicable to exclude these items. (See Schedule of Adjustments in Supplemental Information).

Three Months Ended December 31, 2014 - Results by Region and Business Segment
Revenues increased 19% to $140.5 million primarily due to growth in North America. North American revenues increased 23%, or $19.8 million, driven by the ramp up in WWE Network subscription revenue and the escalation of television rights fees as reflected in the Media Division. Revenues from outside North America increased 7%, or $2.3 million, reflecting higher revenue from Consumer Products in the Europe/Middle East/Africa (EMEA) region, including the Company’s licensed video game and e-commerce merchandise sales through WWEShop. Revenue growth in the Asia Pacific (APAC) region reflected an increase in live event revenue. International live event revenue, however, was flat to the prior year quarter as growth in APAC was offset by declines in both EMEA and Latin America (LATAM).
The following tables reflect net revenues by region and by segment (in millions):

	Three Months Ended
	December 31, 2014	December 31, 2013
Net Revenues By Region:
North America	$107.3	$87.5
Europe/Middle East/Africa (EMEA)	21.2	21.0
Asia Pacific (APAC)	10.1	7.7
Latin America	1.9	2.2
Total net revenues	$140.5	$118.4

	Three Months Ended
	December 31, 2014	December 31, 2013
Net Revenues By Segment:
Media Division	$89.5	$70.8
Live Events	26.9	25.4
Consumer Products Division	20.4	16.6
WWE Studios	2.9	5.0
Corporate and Other	0.8	0.6
Total net revenues	$140.5	$118.4

Media Division
Revenues from the Company's Media division increased 26% to $89.5 million with growth driven by the ramp up of WWE Network and the escalation of television rights fees.

•	Network revenues, which include revenue generated by WWE Network (including advertising revenue) and pay-per-view, increased 64% to $27.2 million from $16.6 million in the prior year quarter.

WWE Network generated $23.3 million in revenue based on an average of 721,000 paid subscribers over the quarter. WWE Network had approximately 816,000 paid subscribers at December 31, 2014 as compared to 731,000 paid subscribers at September 30.
The following table reflects Media Division revenues (in millions):

	Three Months Ended
	December 31, 2014	December 31, 2013
Network	$27.2	$16.6
Television	50.5	42.1
Home Entertainment	7.8	5.1
Digital Media	4.0	7.0
Total	$89.5	$70.8

The following table reflects WWE Network paid subscribers (in thousands):

	As of / Three Months Ended				As of / Twelve Months Ended
	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014	Dec. 31, 2014
Ending paid subscribers
U.S.	772	703	700	495	772
International	44	28	0	0	44
Total paid subscribers	816	731	700	495	816

Average Paid Subscribers
Quarter	721	723	665	N/A
Year-to-date(1)	567	515	406	N/A	567

(1) The calculation of average paid subscribers uses a year-to-date period beginning January 1, 2014 and are below the average that would be calculated using the actual WWE Network launch date, February 24, 2014.

•
Pay-per-view contributed $3.9 million in revenue with approximately 271,000 buys as three events were produced during the quarter. On a comparable basis, for the events produced in the current and prior year quarter, current period pay-per-view buys declined 62% reflecting the availability of pay-per-view events on WWE Network.

The details for the number of buys are as follows (in thousands) :

		Three Months Ended
Broadcast Month	Events (in chronological order)	December 31, 2014	December 31, 2013
October	WWE Battleground	—	114
October	Hell in a Cell	83	228
November	Survivor Series	100	177
December	WWE TLC	39	181

Prior events		49	82
Total		271	782

•
Television revenues increased 20% to $50.5 million from $42.1 million in the prior year quarter primarily due to the renegotiation of a key distribution agreement, which became effective in the fourth quarter 2014. Additionally, the growth in television revenues reflected contractual increases in existing international distribution agreements.

•
Home Entertainment net revenues increased to $7.8 million from $5.1 million in the prior year quarter predominantly due to the recognition of a $2.1 million minimum guarantee associated with 2014 sales.  Unit shipments declined 47% due, in part, to the transition of home entertainment distribution from Cinedigm to Warner Bros., but were partially offset by an increase in average effective price. The decline in unit shipments reflected reduced shipments of WWE’s catalog titles, which are typically characterized by lower prices and margins. The average effective price increased 65% to $12.55 primarily from the change in product mix.

•
Digital Media net revenues were $4.0 million compared to $7.0 million in the prior year quarter. The decline reflected lower advertising across various platforms as well as lower monetization of the Company's pay-per-view webcasts via WWE.com as these events became available on WWE Network. Additionally, the decline reflected the absence of revenues associated with the Company’s Magazine Publishing business, which was discontinued in the third quarter 2014.

Live Events
Live Event revenues increased 6% to $26.9 million primarily due to the staging of additional events in North America and reflected higher average attendance in the Company’s international markets.

•
There were 82 total events, including 57 events in North America and 25 events in international markets, in the current quarter as compared to 78 events in the prior year quarter, including 52 events in North America and 26 in international markets.

•
North American live event revenue increased 11% to $15.3 million versus the prior year quarter, driven by the staging of 5 additional events. Average ticket price increased 3% to $45.75 while average attendance declined 3% to approximately 5,700 fans.

•
International live event revenue was essentially unchanged at $11.6 million versus the prior year quarter. A 15% increase in average international attendance to 6,000 fans was offset by a 14% decline in the average ticket price and the staging of 1 fewer event. The decline in the average ticket price reflected changes in territory mix. The prior year quarter also included three events in Abu Dhabi, an international market that has historically garnered higher ticket prices.

Consumer Products
Revenues from our Consumer Products businesses increased 23% to $20.4 million from $16.6 million in the prior year quarter, reflecting growth in the Company's licensing and WWEShop businesses as described below.

•
Licensing revenues increased 26% to $9.1 million due to increased video game revenues that derived from higher royalty rates in the current year quarter. Additionally, the increase in licensing revenue benefited from higher sales of downloadable content associated with our franchise video game, WWE 2K14, and a WWE-branded casual game, WWE Supercard.

•	Venue Merchandise revenues increased 6% to $3.6 million from $3.4 million in the prior year quarter reflecting a comparable increase in total attendance with four additional events in the quarter.

•
WWEShop revenues increased 28% to $7.7 million from $6.0 million in the prior year quarter as a 39% increase in the number of orders to 172,000 was partially offset by an 8% decrease in revenue per order to $44.98. The significant increase in orders was driven by increased marketing, improved product assortment, and a record breaking holiday sales period.

WWE Studios
WWE Studios recognized revenue of $2.9 million as compared to revenue of $5.0 million in the prior year quarter primarily due to the performance and timing of results from the Company’s portfolio of movies. The fourth quarter 2014 reflected revenue from the animated feature, Scooby Doo!: WrestleMania Mystery, which subsequent to its March release has surpassed performance expectations for that movie. Based on an evaluation of the Company's film assets, however, an impairment charge of $1.5 million was recognized in the quarter. The charge was primarily related to revised expectations for the movie, Oculus (released in April 2014). As a result of the impairment, WWE Studios' movie portfolio generated a loss of $0.4 million in the quarter compared to income of $0.1 million in the prior year quarter.
Corporate and Other
Corporate and Other expenses increased $3.3 million to $38.2 million from the prior year quarter. As defined, these expenses include corporate G&A expenses as well as sales, marketing, and talent development costs, which are not allocated to specific segments. The increase in Corporate and Other expense during the quarter supported the expansion of the Company's international infrastructure and talent development.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA results increased to $3.6 million from a loss of $5.6 million in the prior year quarter. Excluding the impact of film impairment charges, Adjusted OIBDA increased $10.7 million driven by the escalation of television rights fees and the recognition of contractual guarantees in Home Entertainment (described above). Profits also increased across most of the Company’s businesses. These increases were partially offset by investment to support key content and brand initiatives. Network segment OIBDA results were essentially flat to prior year quarter as the growth in subscribers and subscription revenue was offset by the loss of pay-per-view revenue and increased app development, programming, marketing, and customer service costs. Investment in WWE’s international and talent development infrastructure contributed to a $3.3 million increase in Corporate and Other expenses. Based on the resulting changes in business mix, the Company’s Adjusted OIBDA margin improved to 4% from (5%) in the prior year quarter. (See Schedules of Adjustments in Supplemental Information).
Depreciation and amortization
Depreciation and amortization expense totaled $6.1 million for the current year quarter as compared to $6.6 million in the prior year quarter.

Investment Income, Interest and Other Income, Net
Investment income, interest and other income, net yielded expense of $1.0 million in the current year quarter compared to income of $0.3 million in the prior year quarter. The increase in expense was driven by losses that derived from changes in foreign exchange rates.
Effective tax rate
The current year quarter's effective tax rate was 54% versus the prior year quarter effective tax rate of 34%. Both the current quarter and the prior year quarter include tax benefits associated with the Company’s operating losses.  The Company believes it will be able to utilize these benefits in future periods.
Summary Results for the Year Ended December 31, 2014
Total revenues for the year ended December 31, 2014 were $542.6 million as compared to $508.0 million in the prior year. For the current year, the Company reported an Operating loss of $42.2 million and a Net loss of $30.1 million, or $0.40 per share as compared to Operating income of $5.9 million, and Net income of $2.8 million, or $0.04 per share, in the prior year. The Company also reported an OIBDA loss of $15.5 million for the current year as compared to OIBDA of $30.4 million in the prior year.
Excluding items that impacted comparability on a year-over-year basis, the Company reported an Adjusted Operating loss of $34.9 million, an Adjusted OIBDA loss of $11.6 million and an Adjusted Net loss of $22.8 million, or $0.31 per share compared to Adjusted Operating income of $14.2 million, Adjusted OIBDA of $38.7 million and Adjusted Net income of $8.2 million, or $0.11 per share, in the prior year.
Year Ended December 31, 2014 - Results by Region and Business Segment
Revenues increased 7% to $542.6 million driven by growth in North America. North American revenues increased 9%, or $34.5 million, driven by the ramp up in WWE Network subscription revenue and the escalation of television rights fees as reflected in the Media Division. Revenues from outside North America were flat to the prior year as contractual increases in the Company's international television agreements were offset by the impact of staging 11 fewer events in international markets. There was no significant impact from changes in foreign exchange rates in the current year period.

The following tables reflect net revenues by region and by segment (in millions):

	Year Ended
	December 31, 2014	December 31, 2013
Net Revenues By Region:
North America	$426.2	$391.7
Europe/Middle East/Africa	69.1	72.4
Asia Pacific	41.0	37.3
Latin America	6.3	6.6
Total net revenues	$542.6	$508.0

	Year Ended
	December 31, 2014	December 31, 2013
Net Revenues By Segment:
Media Division	$339.9	$302.7
Live Events	110.7	113.1
Consumer Products Division	78.1	78.5
WWE Studios	10.9	10.8
Corporate and Other	3.0	2.9
Total net revenues	$542.6	$508.0
Media Division
Revenues from the Company's Media Division increased 12% to $339.9 million primarily driven by the launch and ramp up of WWE Network subscription revenue and, to a lesser extent, increased television revenue. Revenue growth was partially offset by lower pay-per-view (included in the Network segment) and Digital Media revenue as the Company's video content became available on WWE Network. Additionally, the decline in Digital Media revenue reflected lower advertising across various platforms as well as lower revenues associated with the Company’s Magazine Publishing business, which was discontinued in the third quarter 2014.

	Year Ended
	December 31, 2014	December 31, 2013
Network	$115.0	$86.3
Television	176.7	163.4
Home Entertainment	27.3	24.3
Digital Media	20.9	28.7
Total	$339.9	$302.7
Live Events
Live Event revenues were $110.7 million as compared to $113.1 million in the prior year primarily due to lower attendance capacity at WrestleMania (due to stadium configuration) and the staging of 3 fewer events.

	Year Ended
	December 31, 2014	December 31, 2013
Live events	$108.5	$111.5
Travel Packages	2.2	1.6
Total	$110.7	$113.1

Consumer Products Division
Revenues from Consumer Products were $78.1 million for the current year as compared to $78.5 million in the prior year, as a reduction in Licensing revenue was offset by increased merchandise sales on the Company’s e-commerce website, WWEShop. The decline in Licensing revenue was primarily due to the transition to a new video game partner, Take-Two Interactive, and lower sales of the Company’s franchise video game, WWE 2K14 as well as lower sales of toy products.  The increase in revenue from WWEShop was primarily from mobile shop optimization, improved product assortment, and increased distribution with Amazon UK.

	Year Ended
	December 31, 2014	December 31, 2013
Licensing	$38.6	$43.6
Venue merchandise	19.3	19.4
WWEShop	20.2	15.5
Total	$78.1	$78.5
WWE Studios
During the current year, WWE Studios recognized revenue of $10.9 million as compared to $10.8 million in the prior year, reflecting the timing of results from the Company's portfolio of movies. In 2014, WWE Studios revenue reflected results from the strong performance of The Call (released in March 2013) and Scooby Doo!: WrestleMania Mystery (released in March 2014). Additionally, six other movies were released in the current year (Jingle All the Way 2, Road to Paloma, Leprechaun:Origins, Queens of the Ring; See No Evil 2 and Oculus) as compared to six releases in the prior year.

WWE Studios OIBDA results improved by $13.2 million due, in part, to a $10.2 million reduction in film impairment charges.
Corporate and Other
Corporate and Other expenses increased $24.2 million to $154.4 million from the prior year. As defined, these expenses include corporate G&A expenses as well as sales, marketing, and talent development costs, which cannot be allocated to specific segments. The increase in Corporate and Other expense during the period included $2.1 million in severance and related restructuring charges. Excluding the impact of restructuring, the $22.1 million increase supported the Company's content and brand initiatives, including the expansion of the Company's international infrastructure, talent development and brand marketing.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA results declined to a loss of $15.5 million as compared to income of $30.4 million in the prior year. The OIBDA decline was primarily due to lower profits from the Network segment as WWE Network continued to develop scale, investments to support key content and brand initiatives, and a reduction in Licensing profits stemming from the transition to a new video game partner. The ramp up of WWE Network resulted in a $29.7 million reduction in Network segment OIBDA as the growth in subscription revenue was more than offset by the loss of pay-per-view revenue and increased programming, marketing, customer service and app development costs. Investment in WWE’s content and brand initiatives resulted in a $24.2 million increase in Corporate and Other expenses (as described above). The reduction in licensing profits reflected contractual changes in the Company's video game licensing agreement and a benefit in the prior year period associated with the transition from THQ to Take-Two Interactive. These factors were partially offset by the recognition of contractual guarantees in Home Entertainment, increased profits from the escalation of the Company’s television rights fees and improved film performance.

Based on the impact of increased investment and resulting changes in business mix, the Company's OIBDA margin was (3)% in 2014 as compared to 6% in the prior year. Excluding the impact of restructuring related expenses, film impairments and the video game transition, Adjusted OIBDA resulted in a loss of $11.6 million in the current year as compared to income of $38.7 million in the prior year, and the Adjusted OIBDA margin was (2)% in the current year as compared to 8% in the prior year. (See Schedules of Adjustments in Supplemental Information.)
Depreciation and amortization
Depreciation and amortization expense totaled $26.7 million for the current year as compared to $24.5 million in the prior year. Depreciation and amortization expense in both the current and prior years derived from investment in assets to support the Company's content initiatives, including efforts to launch WWE Network. The current year includes a charge of $1.8 million to write down certain assets associated with the Company’s gamification initiative and a charge of $1.6 million to adjust the carrying value of the old corporate aircraft to the estimate of its fair value, in conjunction with the sale of this asset.
Investment Income, Interest and Other Income, Net
Investment income, interest and other income, net yielded expense of $7.1 million in the current year as compared to $1.3 million in the prior year. The current year included a $4.0 million impairment of an equity investment. Additionally, investment income, net declined by $0.7 million due to lower average balances of cash and short term investments and interest expense increased $0.4 million related to asset backed financing for the new Company jet. Other expense increased $0.7 million from the prior year primarily due to losses derived from changes in foreign exchange rates.
Effective tax rate
The effective tax rate was 39% in the current year as compared to 39% in the prior year. The current year includes a tax benefit associated with the Company’s net operating loss.  The Company believes it will be able to utilize these benefits in future periods.
Cash Flows & Liquidity
Net cash generated by operating activities was $54.7 million for the year ended December 31, 2014 as compared to $23.8 million in the prior year. Cash flow generation was driven by a $50 million advance payment associated with recently executed television distribution agreement, and was partially offset by the Company's operating losses. The advance is reflected in the Company’s financial statements as deferred income and will be recognized as revenue as earned over the term of the agreement.
Purchases of property and equipment and other assets (excluding the purchase of a corporate aircraft) declined by $13.1 million primarily due to lower current year investment in assets to support the creation and distribution of new content, including through WWE Network.
As of December 31, 2014, the Company held $115.4 million in cash and short-term investments and estimates debt capacity under the Company's revolving line of credit to be approximately $169 million.

Additional Information
Additional key performance indicators are made available to investors on a monthly basis on the Company's website at ir.corporate.wwe.com.
Note: As previously announced, the Company’s Chairman & CEO, Vincent K. McMahon, and the Company’s Chief Strategy & Financial Officer, George Barrios, will host a conference call on February 12, 2015 beginning at 11:00 a.m. ET to discuss the Company's earnings results for the fourth quarter and full year of 2014.
All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 1-855-200-4993 (toll free) from the U.S. and Canada or 1-913-489-5104 from outside the U.S. and Canada (Conference passcode for both lines: 7751938). Please reserve a line 15 minutes prior to the start time of the conference call.
About WWE
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 35 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all 12 live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 170 countries. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.
 Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.
Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to entering into, maintaining and renewing key agreements, including television and pay-per-view programming and our new network distribution agreements; risks relating to the launch and operations of our new network; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to regulatory matters; risks resulting from the highly competitive and fragmented nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; the risk of accidents or injuries during our physically demanding events; risks associated with producing and traveling to and from our large live events, both domestically and internationally; risks relating to our film business; risks relating to new businesses and strategic investments; risks relating to our computer systems and online operations; risks relating to general economic conditions and our exposure to bad debt risk; risks relating to litigation; risks relating to market expectations for our financial performance; risks relating to our revolving credit facility specifically and capital markets more generally; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahon's or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net revenues	$140.5	$118.4	$542.6	$508.0

Cost of revenues	92.7	80.4	377.6	323.0
Selling, general and administrative expenses	44.2	43.6	180.5	154.6
Depreciation and amortization	6.1	6.6	26.7	24.5
Operating (loss) income	(2.5)	(12.2)	(42.2)	5.9
Loss on equity investment	—	—	(4.0)	—
Investment income, net	0.2	0.3	0.7	1.4
Interest expense	(0.6)	(0.5)	(2.1)	(1.7)
Other (expense)/income, net	(0.6)	0.5	(1.7)	(1.0)
(Loss) income before income taxes	(3.5)	(11.9)	(49.3)	4.6
(Benefit from) provision for income taxes	(1.9)	(4.0)	(19.2)	1.8
Net (loss) income	$(1.6)	$(7.9)	$(30.1)	$2.8

(Loss) earnings per share: diluted	$(0.02)	$(0.10)	$(0.40)	$0.04

Weighted average common shares outstanding:
Diluted	75.5	75.1	75.3	75.4

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	December 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$47.2	$32.9
Short-term investments, net	68.2	76.5
Accounts receivable, net	40.1	59.6
Inventory	4.7	2.9
Deferred income tax assets	15.5	12.2
Prepaid expenses and other current assets	12.9	16.1
Total current assets	188.6	200.2
PROPERTY AND EQUIPMENT, NET	114.0	133.5
FEATURE FILM PRODUCTION ASSETS, NET	26.5	16.0
TELEVISION PRODUCTION ASSETS, NET	5.8	10.8
INVESTMENT SECURITIES	7.2	8.3
NON-CURRENT DEFERRED INCOME TAX ASSETS	19.6	—
OTHER ASSETS, NET	20.9	9.7
TOTAL ASSETS	$382.6	$378.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.3	$4.3
Accounts payable and accrued expenses	57.6	47.9
Deferred income	38.7	30.1
Total current liabilities	100.6	82.3
LONG-TERM DEBT	21.6	25.4
NON-CURRENT INCOME TAX LIABILITIES	1.7	4.9
NON-CURRENT DEFERRED INCOME	52.9	—
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.4	0.4
Additional paid-in capital	353.7	347.0
Accumulated other comprehensive income	3.2	3.5
Accumulated deficit	(151.8)	(85.3)
Total stockholders’ equity	205.8	265.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$382.6	$378.5

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year Ended
	December 31, 2014	December 31, 2013
OPERATING ACTIVITIES:
Net (loss) income	$(30.1)	$2.8
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Amortization and impairments of feature film production assets	5.5	19.1
Amortization of television production assets	25.9	7.0
Depreciation and amortization	29.0	24.5
Loss on equity investment	4.0	—
Other Amortization	2.0	2.5
Stock-based compensation	7.5	5.5
Provision for (recovery from) doubtful accounts	1.2	—
(Benefit from) provision for deferred income taxes	(25.4)	1.4
Other non-cash adjustments	(0.4)	(1.0)
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	17.9	(9.0)
Inventory	(1.9)	(1.1)
Prepaid expenses and other assets	(9.3)	(2.1)
Feature film production assets	(16.0)	(9.1)
Television production assets	(20.9)	(11.5)
Accounts payable, accrued expenses and other liabilities	4.3	(6.7)
Deferred income	61.4	1.5
Net cash provided by operating activities	54.7	23.8
INVESTING ACTIVITIES:
Purchase of corporate aircraft and related improvements	—	(30.9)
Purchases of property and equipment and other assets	(11.9)	(25.0)
Proceeds from sale of corporate aircraft	3.2	—
Net proceeds from infrastructure improvement incentives	2.9	—
Purchases of short-term investments	(35.4)	(37.0)
Proceeds from sales and maturities of investments	42.2	44.3
Purchase of equity investments	(2.2)	(2.2)
Net cash used in investing activities	(1.2)	(50.8)
FINANCING ACTIVITIES:
Proceeds from the issuance of note payable	0.4	31.0
Repayment of long-term debt	(4.1)	(1.4)
Dividends paid	(36.2)	(36.0)
Debt issuance costs	(0.8)	(0.7)
Proceeds from issuance of stock	1.0	0.7
Excess tax benefits from stock-based payment arrangements	0.5	0.3
Net cash used in financing activities	(39.2)	(6.1)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14.3	(33.1)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	32.9	66.0
CASH AND CASH EQUIVALENTS, END OF PERIOD	$47.2	$32.9
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$1.4	$1.0
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$1.5	$1.7

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	As Reported	Film Impairment	Adjusted	As Reported	Adjusted
Operating (loss)income	$(2.5)	$1.5	$(1.0)	$(12.2)	$(12.2)

Investment, interest and other income, net	(1.0)	—	(1.0)	0.3	0.3

(Loss) income before taxes	(3.5)	1.5	(2.0)	(11.9)	(11.9)

Benefit from (provision for) taxes	1.9	(0.5)	1.4	4.0	4.0

Net (loss) income	$(1.6)	$1.0	$(0.6)	$(7.9)	$(7.9)

(Loss) earnings per share	$(0.02)	$0.01	$(0.01)	$(0.10)	$(0.10)

Reconciliation of Operating income to OIBDA
Operating (loss) income	$(2.5)	$1.5	$(1.0)	$(12.2)	$(12.2)
Depreciation & amortization	6.1	—	6.1	6.6	6.6
OIBDA	$3.6	$1.5	$5.1	$(5.6)	$(5.6)

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Year Ended December 31, 2014						Year Ended December 31, 2013
	As Repor-ted	Film Impair-ment	Restruct. Expense	Loss on Investment	Jet Adj. Value	Adjusted	As Reported	Film Impair-ment	Video Game Transition	Adjusted
Operating (loss) income	$(42.2)	$1.5	$4.2	$—	$1.6	$(34.9)	$5.9	$11.7	$(3.4)	$14.2

Investment, interest and other expense, net	(7.1)	—	—	4.0	—	(3.1)	(1.3)	—	—	(1.3)

Income before taxes	(49.3)	1.5	4.2	4.0	1.6	(38.0)	4.6	11.7	(3.4)	12.9

Benefit from(provision for) taxes	19.2	(0.5)	(1.5)	(1.4)	(0.6)	15.2	(1.8)	(4.1)	1.2	(4.7)

Net (loss) income	$(30.1)	$1.0	$2.7	$2.6	$1.0	$(22.8)	$2.8	$7.6	$(2.2)	$8.2

(Loss) earnings per share	$(0.40)	$0.01	$0.04	$0.03	$0.01	$(0.31)	$0.04	$0.10	$(0.03)	$0.11

Reconciliation of Operating income to OIBDA
Operating (loss) income	$(42.2)	$1.5	$4.2	$—	$1.6	$(34.9)	$5.9	$11.7	$(3.4)	$14.2
Depreciation & amortization	26.7	—	(1.8)	—	(1.6)	23.3	24.5	—	—	24.5
OIBDA	$(15.5)	$1.5	$2.4	$—	$—	$(11.6)	$30.4	$11.7	$(3.4)	$38.7

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Reconciliation of 2015 Business Outlook
(In millions, except per share data)
(Unaudited)

Reconciliation of Operating income to Adjusted OIBDA(1)

WWE 2015 Q1 Potential Performance at Different Subscriber Levels
Average Paid Subscribers (000s)[2,3]	Operating Income			Depreciation	OIBDA			Adjustments to OIBDA[4]	Adjusted OIBDA[1]
800	$(7)	-	$(2)	$7	$0	-	$5	$0	$0	-	$5
850	$(6)	-	$(1)	$7	$1	-	$6	$0	$1	-	$6
900	$(5)	-	$0	$7	$2	-	$7	$0	$2	-	$7
950	$(3)	-	$2	$7	$4	-	$9	$0	$4	-	$9
1,000	$(2)	-	$3	$7	$5	-	$10	$0	$5	-	$10

WWE 2015 Potential Performance at Different Subscriber Levels
Average Paid Subscribers (000s)[2,3]	Operating Income			Depreciation	OIBDA			Adjustments to OIBDA[4]	Adjusted OIBDA[1]
500	$(38)	-	$(18)	$28	$(10)	-	$10	$0	$(10)	-	$10
1,000	$17	-	$37	$28	$45	-	$65	$0	$45	-	$65
1,500	$72	-	$92	$28	$100	-	$120	$0	$100	-	$120
2,000	$127	-	$147	$28	$155	-	$175	$0	$155	-	$175
2,500	$182	-	$202	$28	$210	-	$230	$0	$210	-	$230

Non-GAAP Measures:

(1) We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges. The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

(2) Average paid subscribers shown in thousands. The average number of paid subscribers over the 12-months of 2014 was approximately 567,000. This 12-month average is below the average for the 2014 period in which WWE Network was operative (WWE Network was launched on February 24, 2014).

(3) The Company believes that the range of average paid subscribers shown above for the first quarter 2015 represents a range of potential outcomes; however, the average paid subscribers the Company will achieve over the full year 2015 is unknown. The range of average subscribers over the full year 2015 has been provided for illustrative purposes rather than as guidance, and has not be updated or changed since it was initially presented (July 31, 2014).

(4) Unknown at this time, there may be other items that would be adjusted for in the presentation above.

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net cash provided by operating activities	$59.9	$11.6	$54.7	$23.8

Less cash used for capital expenditures:
Purchase of property and equipment and other assets (excluding corporate aircraft)	(2.7)	(6.7)	(11.9)	(25.0)

Free Cash Flow	$57.2	$4.9	$42.8	$(1.2)

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.